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                             JOINT FILING AGREEMENT
                          PURSUANT TO RULE 13d-1(f)(1)

      The undersigned acknowledges and agrees that the foregoing statement on
Schedule 13D is filed on behalf of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledges that he shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other filers, except to the extent that he knows or has reason to believe that such information is inaccurate.

September 24, 1999


                                        /s/ Keith B. Stein
                                        --------------------------
                                        Keith B. Stein